UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/29/2006

Fairchild Semiconductor International, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-15181

Delaware	043363001
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

82 Running Hill Road
South Portland, Maine 04106
(Address of principal executive offices, including zip code)

207-775-8100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On January 2, 2007, we launched a tender offer in Taiwan to acquire 100 percent of the outstanding shares of Taipei-based System General Corporation through our wholly owned subsidiary, New Conversion Co., Ltd. The tender offer will be followed by a share swap and merger as discussed further in our press release described under Item 7.01 below. On January 5, 2007, New Conversion entered into a Share Swap Agreement with System General in connection with the tender offer, whereby, among other things (a) New Conversion will acquire all the outstanding System General shares other than those already held by New Conversion at the time of the closing of the share swap, such that System General will become a wholly owned subsidiary of New Conversion, and (b) New Conversion will increase its authorized share capital and issue redeemable preferred shares to all the shareholders of System General excluding New Conversion, as consideration for the share swap. Under the Share Swap Agreement, System General and New Conversion agree to take all necessary corporate actions, including to each convene a special meeting of their respective shareholders, to approve and consummate the share swap. The obligations of System General and New Conversion are subject to certain conditions, including successful consummation of the tender offer, receipt of all required regulatory approvals and satisfaction of certain representations and warranties.

Item 7.01.    Regulation FD Disclosure

On January 1, 2007, we announced that we expected to launch the tender offer discussed in Item 1.01 above. Further information is included in our press release included as Exhibit 99.1 to this report and incorporated herein by reference.

On January 5, 2007, we announced developments in our litigation against ZTE Corporation. The press release announcing the developments is included in Exhibit 99.2 to this report and is incorporated by reference.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fairchild Semiconductor International, Inc.

Date: January 05, 2007	By:	/s/ Paul D. Delva
Paul D. Delva
Sr. V.P., General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release dated January 1, 2007.
EX-99.2	Press Release dated January 5, 2007.